Exhibit 10.1

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY
OF UP TO US$ 20,000,000

Dated December 30, 2015

Between

KREOS CAPITAL V (EXPERT FUND) L.P. a company incorporated in Jersey whose registered office is at 47 Esplanade, St Helier, Jersey (the “Lender”, which expression shall include its successors and assigns);

and

REWALK ROBOTICS LTD., a company incorporated in Israel under registered number 513121376 whose registered office is at Three Hatnufa Street, 6th Floor, P.O. Box 161, Yokneam 2069203, Israel (the “Borrower”).

WHEREAS:

1.
The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrower on the terms of this agreement (the “Loan Agreement”); and

2.
The Borrower hereby confirms that on or about the date hereof it shall enter into the Initial Security Documents as security for monies borrowed by the Borrower hereunder under which it shall grant to the Lender, as security for monies borrowed by the Borrower hereunder, (A) a first priority fixed charge over the Equipment and the Intellectual Property of the Borrower as well as all shares held by the Borrower in ReWalk Robotics Inc. and Argo Medical Technologies GmbH (the “Fixed Charge”), and (B) a first priority floating charge over all the assets of the Borrower as of the date hereof or hereafter acquired (the “Floating Charge”).

LOAN FACILITY TERMS:

Total Loan Facility	Up to US$20,000,000 to be drawn down as follows: US$12,000,000 (“Amount A”); and Up to US$8,000,000 (“Amount B”), subject to the conditions set forth in Section 3.5.1(ix) herein.
Drawdown Date/Period	With respect to Amount A – January 4, 2016; With respect to Amount B – from January 4, 2016 until the Expiry Date of Amount B (“Drawdown Period”);
Expiry Date	With respect to Amount B only - December 31, 2016. (subject to Clause 3.4 below).
Advance Payment	Last month deposit for each Tranche (as defined below).
Repayment Term

Thirty six (36) months (in respect of each Tranche) as follows: Twelve (12) monthly repayments of interest only followed by twenty-four (24) or thirty six (36) monthly repayments of principal and interest accrued thereon, all as set forth in Clause 3.4 below.

Transaction Fee	1.00% of the Total Loan Facility (Amount A and Amount B), payable upon execution of this Loan Agreement.
End of Loan Payment	1.00% of each Tranche (as defined below) upon the termination of such Tranche.
Minimum Drawdown Amount	With respect to Amount B- US$ 2,000,000 (subject to Clause 3.4 below).

1	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Accounts” means the audited annual consolidated profit and loss account and balance sheet of the Borrower.

1.2	“Advance Payment” has the meaning given in Clause 5.1 and is in the amount set forth above in the Loan Facility Terms;

1.3	“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

1.4	“Applicable Interest Rate” has the meaning given in Clause 6.1;

1.5	“Assignee” has the meaning given in Clause 16.4;

1.6	“Business Day” means any day on which banks are generally open for business in London and Tel Aviv other than a Friday, Saturday or Sunday;

1.7	“Charged Assets” means the assets and undertaking charged or to be charged to the Lender from time to time pursuant to the Security Documents;

1.8	“Companies Registrar” means the Registrar of Companies in Israel;

1.9	“Contractual Currency” has the meaning given to it in Clause 5.2.6;

1.10	“Debentures” Means the Debenture – First Ranking Fixed Charge and the Debenture – First Ranking Floating Charge signed between the Borrower and the Lender on December 28, 2015.

1.11	“Drawdown” means the drawdown of a Tranche under the Loan Facility;

1.12	“Drawdown Date” means, unless otherwise provided herein, the date on which any Tranche is actually advanced to the Borrower by the Lender;

1.13	“Drawdown Notice” means a drawdown notice served in accordance with Clause 3.2 in the form attached hereto as Schedule A (as may be amended with the prior written consent of the Lender);

1.14	“End of Loan Payment” means the End of Loan Payment set forth above under the Loan Facility Terms;

1.15	"Equipment" means all the equipment of the Borrower as listed in Schedule B.

1.16	“Event of Default” means any of the events or circumstances described in Clause 9;

1.17	“Expiry Date” means the date set forth above under the heading Loan Facility Terms;

1.18
“Financial Indebtedness” means (i) monies borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of borrowing, (v) the market to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, (vii) any other transaction or arrangement having the commercial effect of a borrowing, and (viii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vii);

1.19
“Group” means (i) the Borrower and its subsidiaries, (ii) any holding company of the Borrower, and (iii) any subsidiaries of such holding companies from time to time and “Group Company” means any member of the Group;

1.20
“Intellectual Property” means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trademarks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

1.21	“Initial Security Documents” means the documents listed in Schedule C and dated on or about the date of this Loan Agreement;

1.22	Reserved.

1.23	“Loan” means the loan to be made in accordance with the terms of this Loan Agreement;

1.24	“Loan Facility” means the loan facility set out in this Loan Agreement;

1.25
“Loan Term” means with respect to each Tranche, the period commencing on the Drawdown Date and expiring  thirty six (36) Monthly Repayment Date thereafter; In the event the Borrower raises, in a new equity financing round (including, for the avoidance of doubt, loans and/or securities convertible into shares, provided that, such loans and/or securities shall be conditioned to the following (the “Conditions to Future Convertible Loans”): (i) be subordinated to the Lender’s Loan; (ii) be repaid only after the Borrower’s full repayment of the last Tranche including any fees and/or End of Loan Payments to the Lender under the provisions of this Agreement; (iii) not create any Security Interest except any Permitted Security Interest; and (iv) the provider of such loans and/or securities shall sign a subordination agreement in the form approved by the Lender), an aggregate amount of at least US$20,000,000, the Loan Term shall mean with respect to each Tranche, the period commencing on the Drawdown Date and expiring forty eight (48) Monthly Repayment Date thereafter;

1.26
“Material Adverse Change” is (a) a material adverse change in the operations, or condition (financial or otherwise) of the Borrower, provided, however, that a "Material Adverse Change" shall not include (a) changes in the management of the Borrower; (b) the Borrower's product not being approved by the US Food and Drug Administration; (c) any declaration or acts of war, hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism in any country or region in which the Borrower or any of its subsidiaries or a material portion of their business is situated, or in which major customer(s) or sources of supply are situated; or (d) changes in general economic conditions or changes affecting the industry generally in which Borrower or any of its subsidiaries operate.

1.27	“Minimum Drawdown Amount” means the minimum amount permitted to be drawn down in each Tranche as set forth above under the heading Loan Facility Terms;

1.28	“Monthly Repayment Date” means the first Business Day of a calendar month, and “First Monthly Repayment Date” shall mean the first Monthly Repayment Date following the Drawdown Date;

1.29
“Permitted Indebtedness” means (a) bank credit not to exceed US$400,000; (b) indebtedness for current taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate procedures and for which appropriate reserves are maintained; (c) indebtedness in favor of the Lender; (d) indebtedness incurred for the acquisition of supplies or inventory on normal trade credit as provided in the budget as approved by the Borrower's board of directors from time to time (with a deviation of not more than 10%); (e) indebtedness in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (f) any indebtedness in favor of the Office of Chief Scientist; and (g)   indebtedness which have been approved by Lender, at its reasonable discretion, provided that such debt is subordinated to the Lender.

1.30
“Permitted Security Interests” means: (a) security interests on any property held or acquired in the ordinary course of business securing the purchase price of such property or indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such property; (b) security interests in an account number 12600/93 (or any account replacing such account) created on April 4, 2015, in the amount of NIS 1,200,000 in favor of Bank Leumi Le'Israel B.M. for the purpose of the Company’s obligations to lease the premises, as registered with the Israeli Registrar of Companies; (c) debt approved by Lender with a subordination agreement approved by the Lender; (d) bankers’ indebtedness, rights of setoff and similar indebtedness incurred on deposits made in the ordinary course of business; and (e) materialmen’s, mechanics’, repairmen’s, employees’ or other like indebtedness arising in the ordinary course of business.

1.31
“Related Fund” in relation to a fund (the “First Fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the First Fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund;

1.32	“Repayment Schedule” has the meaning given in Clause 5.2.1;

1.33
“Security Documents” means the Initial Security Documents, and any other applicable document evidencing the security over assets of the Borrower (or any Group Company), or (for the avoidance of doubt) any document creating a Security Interest in favor of the Lender;

1.34
“Security Interest” means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of Security Interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction;

1.35
“Security Period” means the period commencing on the first Drawdown Date and ending on the date on which all amounts due and payable by the Borrower under this Loan Agreement and the Security Documents have been repaid in full, including the End of Loan Repayment of the last Tranche;

1.36
“Taxes” means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits and overall income of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof;

1.37	“Total Loan Facility” means the amount set forth above under the heading Loan Facility Terms;

1.38	“Tranche” an amount drawn down pursuant to this Loan Agreement as set forth above under the heading Loan Facility Terms;

1.39	“Transaction Fee” has the meaning given in Clause 10.1 and is the amount set forth above in the Loan Facility Terms;

1.40	“Warrant Instrument” means a warrant instrument in agreed form to be issued by the Borrower to the Lender on the date of this Loan Agreement.

2	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1
any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;

2.3	a Clause or Schedule is to a Clause or Schedule (as the case may be) of or to this Loan Agreement;

2.4	a “person” shall be construed as including a reference to an individual, firm, company, corporation, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.5	an “amendment” includes a supplement, novation or re-enactment executed by both Lender and Borrower in writing and “amended” is to be construed accordingly;

2.6	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description;

2.7	an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

2.8
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

2.9
“other” and “otherwise” are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

2.10	a document being in “agreed form” is a document which is previously agreed in writing by or on behalf of the Lender and the Borrower;

2.11	any reference to an Event of Default being continuing is a reference to an Event of Default that has not been remedied to the reasonable satisfaction of the Lender; and

2.12	the headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

3	LOAN FACILITY

3.1	Lender’s Commitment

3.1.1
Subject to Clause 3.5 below, the Lender shall and agrees hereby to make available to the Borrower a loan facility of up to the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set out in the Loan Facility Terms and in accordance with Clause 3.2 before the Expiry Date of the Loan Facility.

The Borrower shall not be under any commitment or obligation to draw down or borrow any amount out of Amount B under this Loan Agreement.

3.1.2	The Lender shall not be under any commitment to advance any Tranche or any part thereof after the Expiry Date or upon the earlier termination of the Loan Facility in accordance with Clause 3.4.

3.1.3	The unutilized portion (if any) of Amount B shall be cancelled after the Expiry Date, whereupon the Total Loan Facility available for Drawdown shall be reduced accordingly.

3.1.4	In granting the Loan Facility the Lender is relying on the representations and warranties contained in Clause 7.

3.1.5	Each Drawdown made under the Loan Facility shall be secured by the Security Documents.

3.2	Date of Advance(s) of the Loan

3.2.1
Subject to Clause 3.1.2, (and subject to the satisfaction of the relevant conditions set forth in Clause 3.5), Amount A shall be advanced and made available to the Borrower on January 4, 2016 and together with the execution of this Agreement, the Borrower shall execute a Drawdown Notice as to Amount A and Amount A shall be advanced and made available to the Borrower within ten (10) Business Days from receipt by the Lender of an executed Drawdown Notice.

3.2.2
With respect to Amount B only, subject to Clause 3.1.2, (and subject to the satisfaction of the relevant conditions set forth in Clause 3.5), each Tranche shall be advanced and made available to the Borrower within ten (10) Business Days from receipt by the Lender of an executed Drawdown Notice. Each Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement.  No more than one Drawdown Notice may be served in respect of each Tranche. Each Tranche requested to be advanced out of Amount B pursuant to a Drawdown Notice shall be in an amount equal to or greater than the Minimum Drawdown Amount except for the last Tranche in the amount of the remaining Total Loan Facility which can be made in a lower amount.

3.3	Method of Disbursement

The payment by the Lender to the account specified in the Drawdown Notice shall constitute the making of the Loan (or the relevant part thereof) and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof).

3.4	Termination or Modification of Funding Commitment

The Lender’s commitment to advance each Tranche of the Loan in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement at any time if, in the opinion of the Lender:

3.4.1
there is any Material Adverse Change  in the general affairs, business, management, results of operations, or financial condition  of the Group whether or not arising from transactions in the ordinary course of business;

3.4.2
there is any material deviation by the Borrower from its business plan (as it may have been supplemented in writing with the prior consent of the Lender) presented to the Lender prior to the date of this Loan Agreement, provided however that such deviation results in Material Adverse Change;

3.4.3	on either the date of the Drawdown Notice or at the Drawdown Date:

(i)	an Event of Default has occurred and is continuing or would result from the borrowing to be made pursuant to the Drawdown Notice; or

(ii)
the Borrower’s representations and warranties in Clause 7.1 or those which are set out in any Security Document would not be true in all material respects if repeated on each of those dates with respect to the circumstances then existing taking into account the time that has lapsed since the representations and warranties were made;

3.5	Conditions Precedent requirements relative to the Advance of the Loan

3.5.1	The Lender’s obligation to provide the Loan (or any part thereof) is subject to the satisfaction by the Borrower of the following conditions:

(i)
the provision of a duly executed copy of the resolution of the Borrower’s board of directors authorizing the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan Agreement and associated documents, including but not limited to, the Security Documents;

(ii)	certified copies of the Certificate of Incorporation and the Articles of Association of the Borrower;

(iii)
all necessary consents of any third parties (including landlords, to the extent required) with respect to the entering into of this Loan Agreement and the execution of associated documents, including but not limited to, any Security Documents, have been obtained;

(iv)
submission of the Security Documents to the Companies Registrar or any equivalent in any relevant foreign jurisdiction and registration of the Security therein and the approval thereof, subject to compliance with all applicable laws in respect of such registration within the time frame provided for under applicable law.

(v)	the Borrower’s compliance with Clause 10.1 and evidence of the Borrower’s compliance with Clause 12.2.3 below.

(vi)	delivery of a copy of the financial model and forecasts for the Group as reasonably requested by the Lender;

(vii)	the most recent reports to the Board of the Borrower;

(viii)
certified copies of any policies of insurance maintained by the Borrower or any other Group Company in respect of the Charged Assets including such insurances as are required pursuant to and complying in all material respects with the requirements of Clause 12 shall be provided to the Lender;

(ix)
Subject to the Permitted Security Interests, the Charged Assets being free and clear of all Security Interests of third parties whatsoever (including, for the avoidance of doubt, Kreos IV (Expert Fund) Limited;

(x)	the legal opinion of counsels for the Borrower - Goldfarb Seligman & Co., Law Offices, in form and substance satisfactory to the Lender; and

(xi)
With respect to Amount B, only, the Borrower shall have raised an aggregate amount of at least US$10,000,000 in consideration for the issuance of shares (including, for the avoidance of doubt, loans and/or securities convertible into shares, provided that, such loans and/or securities shall be conditioned to the following the Conditions to Future Convertible Loans).

3.5.2	Each copy document delivered under this Clause 3.5 shall be either in its original form or certified as a true and up to date copy by a director or the company secretary of the Borrower.

3.5.3	This Agreement, the Security Documents and the Warrant Instrument shall be delivered to the Borrower in original form.

3.5.4	The Borrower on the date of this Loan Agreement shall deliver to the Lender an original of the Warrant Instrument.

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 3.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within fourteen (14) Business Days of the Drawdown Date (or within such longer period as the Lender may agree or specify in writing), provided, that the Lender at its sole discretion may waive the satisfaction of any condition.

3.7	Equipment

The existing Equipment of the Borrower as listed in Schedule B (as may be amended from time to time with the consent of the Borrower and the Lender) shall be part of the Security Interest of the Lender and be included in the Fixed Charge. Future purchases of any Equipment purchased until (and including) the last day of the Security Period ("New Equipment") shall, in addition  be made subject to the provisions of this Loan Agreement and form part of the Security and shall be charged by way of either listing such New Equipment to the relevant schedule in the Debenture - Fixed Charge, to be amended accordingly, or, at the Lender's election, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and submitted to and registered with the Companies Registrar (at the Lender’s request, Schedule B hereto shall be replaced or supplemented from time to time to reflect any addition of such New Equipment as aforesaid); it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to register any additional Fixed Charge and/or US Security Interest in favor of the Lender only at such time as the aggregate value of the New Equipment exceeds US$ 50,000, provided that in any event, upon Lender's request, the Borrower shall register a Fixed Charge and/or US Security Interest on any New Equipment in favor of the Lender within seven (7) days following the last Business Day of each calendar year during the Security Period, regardless of the value of such New Equipment. For the avoidance of doubt, in addition, the Equipment is subject to the Floating Charge and any New Equipment shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.8	Intellectual Property

The registered Intellectual Property of the Borrower as of the date hereof is listed in Schedule D (as may be amended from time to time with the consent of the Borrower and the Lender) and is covered by the Fixed Charge.

Future applications for registration of Intellectual Property of the Borrower shall, in addition, be made subject to the provisions of this Loan Agreement and form part of the Security Interest of the Lender and be charged by way of either listing such new Intellectual Property on the relevant schedule in the Fixed Charge and/or US Security Interest, as applicable, to be amended accordingly, or, at the Lender's election, as a separate supplemental Fixed Charge and/or US Security Interest (and, at the Lender’s request, Schedule D hereto shall be replaced or supplemented from time to time to reflect any addition of such new Intellectual Property as aforesaid), and, in either case, submitted to and registered with the Companies Registrar, and with respect to applications for registration of Intellectual Property submitted to the Companies Registrar, submitted to the Israeli Patent Office or to the United States Patent and Trademark Office until (and including) the last day of the Security Period ("New Registered Intellectual Property") shall, in addition, be submitted to and registered with the Israeli Patent Office and/or the United States Patent and Trademark Office, as applicable; it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to create and register any such additional Fixed Charge in favor of the Lender, as follows:

(i)
with respect to New Registered Intellectual Property, the Borrower shall be obliged to notify the Lender within five (5) Business Days of the day of filing of each New Registered Intellectual Property, and upon Lender's request, within seven (7) Business Days from registration of such New Registered Intellectual Property by the Borrower and if such registration is not possible under the rules governing such New Registered Intellectual Property, then, no later than seven (7) days from the date on which the charge of such New Registered Intellectual Property becomes registrable;

(ii)
with respect to other new unregistered Intellectual Property, if any, at the request of the Lender and in any event within seven (7) days following the last Business Day of each calendar year and if such registration is not possible under the rules governing such new registered Intellectual Property, then, no later than seven (7) days from the date on which the charge of such new registered Intellectual Property becomes registrable; and

(iii)
with respect to any future applications for registration of Intellectual Property submitted by the Borrower in countries other than Israel and the United States, , the Borrower shall be obliged to notify the Lender within five (5) Business Days of the day of filing of each such application, and upon Lender's request,  the Borrower will be obliged to create and register an additional Fixed Charge (as aforesaid) in favor of the Lender within seven (7) Business Days from request of the Lender and if such registration is not possible under the rules governing such Intellectual Property, then, no later than seven (7) Business Days from the date on which the charge of such Intellectual Property becomes registrable.

For the avoidance of doubt, in addition, the Intellectual Property of the Borrower is subject to the Floating Charge and any New Intellectual Property of the Borrower shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.9	Charged Assets

3.9.1
Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan solely for the purpose of general working capital. The Lender shall not be under any obligation to concern itself with the application of the Loan.

3.9.2	The Charged Assets charged to the Lender pursuant to the Security Documents shall form security for the monies borrowed by the Borrower.

3.10	Condition Precedent: OCS Approval.

3.10.1	This Loan Agreement, all Security Documents and Debentures are subject to the prior written approval of the Office of the Chief Scientist in the Ministry of Economy of the State of Israel (the "OCS").

3.10.2
Notwithstanding anything to the contrary in this Loan Agreement, including without limitation the Security Documents and Debentures, the exercise of the Fixed Charge, Floating Charge and any Security Interest and/or other Lender's interest in the Charged Assets, shall be subject to OCS approval and any applicable payments required by the Law for the Encouragement of Industrial Research and Development, 5756-1996 (the "R&D Law").

4	TERM

4.1
This Loan Agreement is effective upon execution by the Lender and the Borrower and shall continue until the later of (i) the Expiry Date (subject to Section 3.1.2) and (ii) the date upon which the Borrower shall have performed all its obligations hereunder.

4.2
If the conditions set out in Clause 3.5 have not been satisfied within forty-five (45) days of the execution of this Loan Agreement (except to the extent waived in writing by the Lender), the Lender shall in its sole discretion have the option to either terminate this Loan Agreement or extend the period in which such conditions must be satisfied.

4.3
For as long as no amount was actually withdrawn by the Borrower under this Loan Agreement, or if the Borrower elects to prepay the Loan in whole, subject to the conditions set forth in Section 5.4 below, then, upon such payment, Borrower shall have the right to terminate this Loan Agreement, provided, however, that there are no further outstanding obligations of the Borrower under this Loan Agreement.

5	REPAYMENT AND PREPAYMENT

5.1	Advance Payment

On delivery of each Drawdown Notice with respect to a Tranche, the Borrower shall pay to the Lender (by way of deduction by Lender from the amount of the Tranche actually advanced to the Borrower) the advance payment specified above in the Loan Facility Terms with respect to the applicable Tranche (the “Advance Payment”) which shall be held by the Lender and applied in or towards payment of the last repayment in respect of that particular Tranche.

5.2	Repayments

5.2.1
The Borrower shall pay all unpaid and accrued interest in respect of each Tranche (principal and interest accrued thereon) separately by way of standing order ("Hora'at Keva"), by way of thirty-six (36) monthly payments as follows: twelve (12) equal monthly payments, each such payment of interest only, based on an annual rate of 10.75%  and principal and interest accrued thereon in twenty-four (24) equal monthly payments, each such payment in an amount equal to 4.6079% of the amount of such Tranche.

5.2.2
Notwithstanding the above, in the event the Borrower raises an aggregate amount of at least US$20,000,000 in consideration for the issuance of shares (including, for the avoidance of doubt, loans and/or securities convertible into shares, provided that, such loans and/or securities shall be conditioned to the following the Conditions to Future Convertible Loans) then the Repayment Term for each Tranche shall be amended retroactively to forty eight (48) months (in respect of each Tranche) as follows: Twelve (12) monthly repayments of interest only followed by thirty six (36) monthly repayments of principal and interest accrued thereon, each such payment in an amount equal to 3.2331% of the amount of such Tranche. In such event, the Repayment Schedule (as defined in Section 5.2.1) shall be amended and replaced accordingly.

5.2.3
Each monthly payment shall be paid to the Lender on the first Business Day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter, commencing on (and including) the first calendar month following the Drawdown Date of such Tranche, all as specified in a fully-amortizing repayment schedule issued by the Lender prior to the Drawdown Date (the “Repayment Schedule”).

Subject to Clause 5.2.4, each payment received by the Lender in respect of any Tranche shall be applied as follows:

5.2.3.1	firstly, to discharge all outstanding fees, costs and expenses of or due to the Lender in respect of such Tranche;

5.2.3.2	secondly, to discharge all accrued interest in respect of such Tranche; and

5.2.3.3	thirdly, to reduce the outstanding principal balance of such Tranche.

5.2.4	For the avoidance of doubt, the Lender may in its discretion apply any payment received or recovered from the Borrower to discharge any unpaid amount in respect of any Tranche.

5.2.5	Any amount repaid or prepaid may not be redrawn.

5.2.6
If the Drawdown Date is not a Monthly Repayment Date, the Borrower shall pay to the Lender on the Drawdown Date (by way of deduction by the Lender of the amount of the Tranche actually advanced to the Borrower) the Interim Repayment which shall discharge interest accrued on the Tranche for the period from the Drawdown Date to First Monthly Repayment Date. For the purpose of this Clause 5.2.6 “Interim Repayment” shall mean the payment in respect of interest accruing during the period from each Drawdown Date to the first Monthly Repayment Date being the amount of interest accruing at the Applicable Interest Rate on the amount drawn down for the period from and including the Drawdown Date to First Monthly Repayment Date.

5.3	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be paid in US Dollars (the “Contractual Currency”), unless otherwise agreed by the parties in writing. The Borrower shall bear the costs in the event of and in respect of any conversion of a currency to the Contractual Currency. The exchange rate will be defined at the time of each Drawdown.

5.4	Prepayments

The Borrower shall be entitled to prepay the Loan, in whole but not in part, subject to the following conditions:

5.4.1
The Borrower shall submit to the Lender an irrevocable written notice for prepayment of the applicable Tranche, at least thirty (30) days in advance, indicating the amount to be prepaid (the "Prepayment Sum") and the date of prepayment, provided that such prepayment shall be made on the last day of a calendar month;

5.4.2
In the event that the Borrower prepays the Loan in accordance with this Section 5.4, the Prepayment Sum shall be the outstanding principal of the Loan (without any interest) plus  (i) in case prepayment is made within twelve (12) months of the principal repayments of the Tranche, an amount of 5% of the outstanding principal of the Loan Facility Amount at the time; or (ii) in case prepayment is made between month twelve (12) and twenty-four (24) of the principal repayment, an amount equal to 3% of the outstanding principal of the Loan at that time; or (iii) in case prepayment is made after month twenty-four (24) of the principal repayment, an amount equal to 1% of the outstanding principal of the Loan at that time.

5.4.3	The Borrower shall also pay the Lender:

5.4.3.1	the End of Loan Payment;

5.4.3.2	all unpaid Transaction Fee (if any); and

5.4.3.3	all other sums payable by the Borrower to the Lender hereunder (including without limitations the fees and payment to be made according to the provisions of Section 10 and Section 11 herein below);

6	INTEREST

6.1
Interest on the principal amount of each Tranche from time to time shall accrue from day to day until repayment of the applicable Tranche at a rate of 10.75% per annum, from the Drawdown Date until the repayment in full of such Tranche (the “Applicable Interest Rate”). Interest on each Tranche and each part thereof shall be calculated and paid in the Contractual Currency.

6.2
Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement. If the Borrower fails to pay any sum to the Lender on its due date for payment and during five (5) Business Days thereafter, the Borrower shall pay to the Lender forthwith on demand interest on such sum from the original due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus 5% per annum.

6.3
Unless otherwise instructed in writing by the Lender, immediately upon each due date for effecting any interest payment under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party, or upon actually paying any interest in advance of the due date for any reason, the Borrower shall report such payment to the relevant Israeli tax authorities, on behalf of the Lender, pay in full (or offset based on self-invoicing) the value added tax liability arising in accordance with Section 6D of the Israeli Value Added Tax Regulations 5736-1976 and the Israeli Value Added Tax Law 5735-1975, and shall provide the Lender with documentation evidencing such payment (or offset based on self-invoicing), provided, however, that commencing upon Lender's request and continuing afterward until otherwise notified by Lender, the Borrower shall pay in full any applicable value added tax directly to Lender (or such agent of the Lender as the Lender may direct in written) against delivery of an Israeli VAT invoice which is valid under the Israel Value Added Tax Law 5735-1975 and its regulations  (i.e., Lender will have an Israeli VAT file)..

7	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

7.1	The Borrower warrants and represents the following as of the date hereof:

7.1.1	ReWalk Robotics Ltd. is a public company whose ordinary shares are listed for trading on Nasdaq, duly organized and validly existing under the laws of Israel.

7.1.2	The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:

(i)	to execute this Loan Agreement and the Security Documents to which the Borrower is or is to be party;

(ii)
to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under this Loan Agreement and the Security Documents to which the Borrower is or is to be party; and

(iii)
to grant the Lender first priority Security Interest in respect of the Charged Assets (subject to the OCS rules and regulations as set forth in the Debentures)     pursuant to the Security Documents to which the Borrower is or is to be party;

7.1.3	this Loan Agreement and the Security Documents will, upon execution and delivery (and, where applicable, registration as provided for in this Loan Agreement and the Security Documents):

(i)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(ii)
create legal, valid and binding Security Interests enforceable in accordance with their respective terms (subject to the OCS rules and regulations as set forth in the Debentures), subject to any relevant insolvency laws affecting creditors’ rights generally;

7.1.4
the execution and (where applicable) registration by the Borrower of this Loan Agreement and each Security Document to which it is or is to be party, and the borrowing by the Borrower of the Loan and its compliance with this Loan Agreement and each Security Document to which it is or is to be party, will not involve or lead to a contravention of:

(i)	any applicable law or other legal requirement; or

(ii)	the constitutional documents of the Borrower; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets;

7.1.5
all consents, licenses, approvals and authorizations required by the Borrower in connection with the entry into, performance, validity and enforceability of this Loan Agreement and the Security Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement;

7.1.6
all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of this Loan Agreement and the Security Documents pursuant to this Loan Agreement or the Security Documents was true and accurate in all material respects when given, there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect and all projections and statements of belief and opinion given to the Lender were made in good faith after due and careful enquiry;

7.1.7
all payments made or to be made by the Borrower under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party shall be made following deduction or withholding for, or on account of, any taxes for which withholding is required pursuant to applicable law and/or tax ruling of the applicable tax authorities.

7.1.8
the Accounts were prepared in accordance with accounting principles and practices generally accepted in Israel or the US, and consistently applied and fairly represent (in conjunction with the notes thereto) the financial condition of the Borrower as at the date to which they were drawn up and the results of the Borrower’s operations during the financial year then ended;

7.1.9	since execution of the Accounts, there has been no Material Adverse Change in the business or financial condition of the Borrower and/or any of its subsidiaries;

7.1.10
there is no action, proceeding or claim pending or, so far as the Borrower is aware or ought reasonably to be aware, threatened against any Group Company before any court or administrative agency which might have a material adverse effect on the business, condition of operations of the Borrower or any subsidiary;

7.1.11
subject to the Permitted Security Interests, the Borrower owns good and marketable title in all the Charged Assets, free from all Security Interests and other interests and rights of every kind, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. It is clarified that part of the Charged Assets are subject to restrictions set forth in the R&D Law and the regulation promulgated thereunder; and

7.1.12
the Borrower’s representations and warranties set out in this Clause 7 shall survive the execution of this Loan Agreement until the end of the Security Period and shall be deemed to be repeated on each Drawdown Date and each date of repayment with respect to the facts and circumstances then existing, as if made at such time.

7.1.13	The Borrower's representations and warranties set out in this Clause 7 are subject to the applicable OCS approvals set out in Clause 3.10 above.

7.2	REPRESENTATIONS AND WARRANTIES OF THE LENDER

7.2.1
It is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has the full power and authority to consummate the transactions contemplated hereunder. The consummation of the transactions contemplated hereunder and the performance of this Agreement by it do not violate the provisions of its corporate documents, or any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which it is a party or under which it is bound.

7.2.2
The execution and performance of this Agreement by it have been duly authorized by all necessary actions, and this Agreement has been duly executed and delivered by it. This Agreement is valid and binding upon it and enforceable in accordance with its terms.

8	UNDERTAKINGS

The Borrower undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise permit:

8.1.1
the Borrower will (and will procure that each Group Company will) obtain, effect and keep effective all permissions, licenses, consents and permits which may from time to time be required (i) in connection with the Charged Assets and (ii) to conduct its business;

8.1.2
With the exception of the Permitted Security Interest, the Borrower will (and to the extent any Group Company has charged its assets pursuant to a Security Document, the Borrower shall procure that this Group Company shall) own only for its own account the Charged Assets free from all Security Interests, except for those created by the Security Documents, and shall not (and shall ensure that no other Group Company will) create or permit to subsist any security over any of its assets;

8.1.3
the Borrower will not (and shall procure that each Group Company will not) sell, assign, transfer or otherwise dispose of any of the Charged Assets (except for the Charged Assets charged under the Floating Charge (as set forth in the Debentures), which may be sold, assigned, transferred or otherwise disposed in the ordinary course of business), without the Lender's prior written consent, and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets;

8.1.4	Reserved;

8.1.5	the Borrower will provide the Lender (and will procure that each Group Company will provide the Lender) with:

 (i) for as long as the Borrower is a public company, annual audited, and quarterly reviewed but unaudited,  consolidated financial statements of the Borrower.  In the event the Borrower becomes a private company, the Borrower then shall provide monthly, and quarterly reviewed but unaudited, consolidated financial statements of the respective Group Company;

(ii) such other information (financial or otherwise) as the Lender may reasonably request from time to time concerning any of the Group Company and its affairs (including, without limitation, information concerning the Charged Assets, its assets from time to time and any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement).

8.1.6
the Borrower will provide to the Lender all documents, confirmations and evidence required by the Lender to satisfy its “know your customer” requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;

8.1.7
the Borrower will provide the Lender with annual audited consolidated financial statements for each Group Company within one hundred and fifty (150) days of the end of fiscal year of the respective Group Company;

8.1.8
the Borrower will (and will procure that each Group Company will) within ten (10) days from the board of directors' approval, provide a budget showing a projected consolidated balance sheet as of the end of each financial year, a projected profit and loss account, and a cash flow forecast for the forthcoming financial year;

8.1.9
the Borrower will deliver (and shall procure that each Group Company will deliver) to the Lender copies of all notices, minutes, consents and other materials formally sent to the board of directors at the same time they are delivered to the directors. Upon the occurrence of an Event of Default and for as long as the Borrower shall be in default, the Lender shall be entitled to have a representative to attend all meetings of the Borrower’s (and each Group Company’s) board of directors in a non-voting observer capacity, provided that such representative shall have executed a confidentiality undertaking in a form satisfactory to both the Lender and the Borrower. The Lender's observer may be excluded from participation in certain meeting(s) of the board of directors (or any part thereof), if based on the legal advice of the legal counsel of the Company such observer may have a personal or conflict of interest in the subject matter thereof. The Borrower agrees (and shall procure that each Group Company agrees) to give notice of all board meetings to the Lender at the same time as to its directors.

8.1.10
the Borrower will (and will procure that each Group Company will) maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents to the extent required:

(i)	for the Borrower and each Group Company to perform its obligations under this Loan Agreement and each Security Document, as relevant;

(ii)	for the validity or enforceability of this Loan Agreement and any Security Document; and

(iii)	for the Borrower and each Group Company to continue to own the Charged Assets,

and the Borrower will, and will procure that each Group Company will, comply with the terms of all such consents;

8.1.11	the Borrower will notify the Lender as soon as it becomes aware of:

(i)	the occurrence of an Event of Default; or

(ii)	any matter which indicates that an Event of Default has occurred or, may have occurred,

and will thereafter keep the Lender fully up to date with all developments;

8.1.12
the Borrower will (and shall ensure that each Group Company will) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, its (and any Group Company’s) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters;

8.1.13	the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, except:

(i)	Any Permitted Indebtedness or any other indebtedness under this Loan Agreement;

(ii)	where a Group Company is lending to or borrowing from the Borrower or another Group Company;

(iii)	non-speculative hedging transactions entered into in the ordinary course of business in connection with protection against interest rate or currency fluctuations; or

(iv)	arising in the ordinary course of business with suppliers of goods with a maximum duration of 90 days;

8.2
The Borrower shall, to the extent reasonably possible, affix to the Equipment (as listed in Schedule B attached hereto and as to be amended from time to time with the consent of the Borrower and the Lender) permanent indications of Lender's interest in the Equipment, and shall not remove or hide them and shall comply with Lender's request in assisting Lender with all perfection requirements under the laws of the State of Israel and pursuant to and in accordance with the provisions of the Security Documents;

8.2.1
With the exception of the Permitted Indebtedness, the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, unless such Financial Indebtedness is on terms (including interest, repayment and subordination) satisfactory to the Lender at its sole discretion;

8.2.2
With the exception of the Permitted Security Interest, the Borrower shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security Interest over any of its assets;

8.2.3	the Borrower shall not (and shall ensure that no other Group Company will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)
enter into any other preferential arrangement having a similar effect in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

8.2.4	the Borrower will not (and shall ensure that no other Group Company will) make any distribution by way of dividend or otherwise without the prior written consent of the Lender;

8.2.5
the Borrower shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any security granted in connection with this Loan; and

8.2.6
the Borrower shall at the request of the Lender from time to time (and shall procure that each Group Company) execute and deliver such further documents creating Security Interests in favor of the Lender over such Charged Assets and in such form as the Lender may reasonably require in its discretion from time to time to: (i) secure all monies, obligations and liabilities of the Borrower and/or any Group Company to the Lender or (ii) facilitate the realization of the Charged Assets or (iii) exercise the powers conferred on the Lender or a receiver appointed under any Security Document, from time to time.

8.2.7
During the Loan Term the Borrower shall provide the Lender with a first offer for additional debt or loan financing fifteen (15) Business Days prior to the time that such requests are provided to other financing sources (the "Notice of First Offer"). Should the Lender and the Borrower fail to agree on the terms and conditions of such financing within five (5) Business Days from the date of receipt of the Notice of First Offer by the Lender, then the Borrower may accept a funding source other than the Lender.

9	EVENTS OF DEFAULT

9.1	An Event of Default occurs if:

9.1.1
the conditions set out in Clause 3.5  (except to the extent waived in writing by Lender) are not satisfactorily accomplished within forty five (45) days of signature of this Loan Agreement unless the period for satisfactory accomplishment is extended in accordance with Clause 4.2; or

9.1.2
any Group Company fails to pay when due and payable or (if so payable) on demand any sum payable under this Loan Agreement or the Security Documents or under any document relating to the Security Documents; or

9.1.3
any other breach by any Group Company (as relevant) of any material provision of this Loan Agreement or any Security Document occurs, or if the Borrower or any Group Company does not comply with, perform or observe any other material obligation accepted or material undertaking given by it to the Lender, unless the Lender (at its sole discretion) notifies the Borrower in writing that it is satisfied that the breach has not put any of the security for the Loan immediately at risk and that it considers that the breach is capable of remedy, and within ten (10) Business Days after the Lender serves on the Borrower a notice of default under this Loan Agreement, or such longer period as the Lender may specify in such notice, the Borrower remedy the breach to the satisfaction of the Lender; or

9.1.4
any representation, warranty or statement made by the Borrower, or by an officer of, any Group Company in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated; or

9.1.5
Financial Indebtedness of any Group Company in an amount which the Lender considers to be material (which shall not be below US$ $400,000) is not paid when due or any Security Interests over any of the assets of any Group Company is lawfully enforced; or

9.1.6
any order shall be made by any competent court, a petition presented or any resolution shall be passed by any Group Company for the appointment of a liquidator, administrator or receiver of, or for the winding up of, any Group Company or a moratorium is imposed or declared over any or all of the assets and business of any Group Company and, in any such case, such order, resolution or declaration is not set aside, cancelled or revoked within thirty (30) days after being made or passed provided that (i) the Borrower has informed the Lender in writing shortly after first notification that it intends to contest such enforcement order and (ii) the Borrower has actively contested such enforcement order within 10 days after being made or passed; or

9.1.7
an encumbrancer takes possession of or a receiver, liquidator, supervisor, compulsory manager, trustee, administrator or similar official is appointed over the whole or, in the opinion of the Lender, any material part of, the assets of any Group Company or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of any Group Company, and, in any such case, either such procedure is not terminated within thirty (30) days after commencement provided that (i) the Borrower has informed the Lender in writing shortly after first notification that it intends to contest such enforcement order and (ii) the Borrower has actively contested such enforcement within 10 days after commencement of such enforcement order; or

9.1.8	any judgment made against any Group Company is not paid, stayed or discharged within 14 days; or

9.1.9
any Group Company shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or declared bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

9.1.10
any event shall occur which under the law of any jurisdiction to which any Group Company is subject has an effect equivalent or similar to any of the events referred to in Clause 9.1.6, 9.1.7 or 9.1.9; or

9.1.11	any Group Company ceases, threatens to cease, or suspends carrying on its business or a part of its business which is material in the context of this Loan Agreement and the Security Documents; or

9.1.12
it becomes unlawful or impossible (i) for the Borrower and/or each Group Company (as relevant) to discharge any liability under this Loan Agreement or to comply with any other obligation which the Lender considers material under this Loan Agreement or the Security Documents, or (ii) for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, this Loan Agreement or the Security Documents; or

9.1.13
any provision of this Loan Agreement or the Security Documents proves to have been or becomes invalid or unenforceable, or a security interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a security interest proves to have ranked after, or loses its priority to, another security interest or any other third party claim or interest, provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

9.1.14
the security constituted by the Security Documents is in any way materially imperiled or in jeopardy (including by way of depreciation in value beyond a normal depreciation), provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

9.1.15
any other event (whether related or not) occurs in the business affairs, operations, assets or condition (financial or otherwise) of the Group, the effect of which is, in the reasonable opinion of the Lender, to materially imperil, delay or prevent the due fulfillment by the Borrower and each Group Company of any of its obligations or undertakings under this Loan Agreement or the Security Documents; or

9.1.16	any event of default (howsoever described) specified in the Security Documents shall occur.

9.2	Lender’s Rights

On or at any time following the occurrence of any Event of Default the Lender may:

9.2.1
serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated; and/or

9.2.2
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Loan Agreement and the Security Documents are immediately due and payable; and/or

9.2.3
Subject to applicable OCS approvals set forth in Clause 3.10 above, take any other action which, as a result of the Event of Default or any notice served under Clauses 9.2.1 or 9.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3	End of Lender’s Obligations

On the service of a notice under Clause 9.2.1 and/or Clause 9.2.2, all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate

9.4	Acceleration

On the service of a notice under Clause 9.2.2, the following sums shall become immediately due and payable:

9.4.1.1	the outstanding principal amount of the Loan;

9.4.1.2	all accrued and unpaid interest;

9.4.1.3
in respect of each Tranche, the aggregate of the monthly interest payments scheduled to be paid by the Borrower on each Monthly Repayment Date (as is set out in the most recent Repayment Schedule issued by the Lender) for the period from the date of prepayment to the expiry of the Loan Term, in each case discounted from the applicable Monthly Repayment Date to the date of prepayment at the rate of 2% per annum;

9.4.1.4	the End of Loan Payment;

9.4.1.5	all unpaid fees, costs and expenses; and

9.4.1.6	all other sums payable by the Borrower to the Lender under this Loan Agreement and the Security Documents.

9.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 16.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder.

9.6	Change of Control

9.6.1
All the obligations of the Lender to the Borrower under this Loan Agreement shall terminate if there is a Change of Control (as defined below) in the Borrower. In such event, unless the Lender agrees otherwise by written notice to the Borrower, immediately and simultaneously with the closing of the transaction that constitutes a Change of Control the Borrower shall prepay the outstanding Loan in accordance with Clause 5.4 above.

9.6.2
For purposes of this Clause 9.6, a “Change of Control” shall mean any of the following events (whether in one or in a series of related transactions): (a) merger, consolidation, or reorganization of the Borrower with or into another entity after which the shareholders who held the majority of the voting power in the Borrower prior to such transaction do not retain a majority of the voting power in the Borrower after the transaction, or (b) the sale of all or substantially all the assets of the Borrower (on a consolidated basis with its Subsidiaries), or (c) the sale of shares of the Borrower (whether by the Borrower or by shareholders of the Borrower) after which the shareholders who held the majority of the voting power in the Borrower prior to such transaction do not retain a majority of the voting power in the Borrower after the transaction, excluding sale of shares in equity financing, sale of shares in a public market or sale of shares to employees, or (d) the exclusive license of all or a material portion of the Borrower's Intellectual Property, to, any other entity or person, other than a wholly-owned subsidiary of the Borrower.

Notwithstanding anything to the contrary in this Section 9.6 or otherwise in this Agreement, it is agreed that in the event that a Change of Control occurs before any amount was withdrawn by the Borrower under this Agreement, then the Borrower shall be entitled to terminate this Agreement and the Security Documents with no liability whatsoever towards the Lender provided that the Transaction Fee, the End of Loan Payment Fee and other fees and expenses incurred by the Lender in connection to this Loan Agreement and any of the Security Documents have been already paid.

10	FEES, EXPENSES AND TAXES

10.1	Transaction Fee

The Parties hereby agree and acknowledge that the Transaction Fee and other expenses shall be paid by the Borrower to the Lender as follows:

(i) upon the execution of this Loan Agreement, a one-time transaction fee in an amount of US$200,000; and (ii) all expenses related to registration of the Security; and (iii) all expenses of Lender in connection with the negotiation and execution of this Loan Agreement, including, without limitation, costs of due diligence and reasonable fees of attorneys, appraisers, examiners and consultants up to U.S. $20,000 plus applicable VAT.

10.2	Documentary Costs

The Borrower shall promptly pay to the Lender on the Lender’s demand, the reasonable legal expenses and disbursements incurred by the Lender in connection with the following, plus VAT, to the extent applicable:

10.2.1	any amendment or supplement to this Loan Agreement or the Security Documents or any proposal for such amendment to be made that was initiated by the Borrower; and

10.2.2	any consent or waiver by the Lender concerned under or in connection with this Loan Agreement or the Security Documents or any request for such a consent or waiver; and

10.2.3
any step taken by the Lender with a view to the protection, exercise or enforcement of any right or security interest created by this Loan Agreement or the Security Documents or for any similar purpose.

10.3	Certain taxes and duties

The Borrower shall promptly pay any documentary, stamp or other equivalent tax or duty payable on or by reference to this Loan Agreement or the Security Documents, and shall, on the Lender’s demand, fully indemnify the Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

10.4	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorizes the Lender), at any time and from time to time, to apply any credit balance to which the Borrower are then entitled on any account with the Lender in satisfaction of the sum or sums from time to time owing by the Borrower to the Lender under and/or pursuant to this Clause 10.4 The Lender shall give notice to the Borrower of any such application promptly thereafter.

10.5	Liability for Taxes

10.5.1
The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

10.5.2
If the Borrower is required to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

10.5.3
Within thirty (30) days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.6	Illegality and Increased Costs

10.6.1
If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility or to maintain its obligations to do so or fund the Loan, the Lender shall promptly notify the Borrower whereupon (a) the Lender’s obligations to make the Loan Facility available shall be terminated and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date on or before the latest date permitted by the relevant law or regulation.

10.6.2
If the result of any change in (or in the interpretation, administration or application of), or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to Taxes or change the basis of the payment of Taxes by the Lender with respect to any payment under this Loan Agreement (other than Taxes on the overall net income, profits or gains of the Lender), then (i) the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lender the amount of the increased costs which the Lender has suffered as a result.

11	INDEMNITIES

11.1	Indemnity for Non-Scheduled Payments

Without derogating from Clause 9 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

11.1.1	any Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

11.1.2	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Loan Agreement or the Security Documents on the due date or, if so payable, on demand; or

11.1.3
the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4, and in respect of any Taxes for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Loan Agreement or the Security Documents.

11.2	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind, including without limitation legal fees and expenses which were brought against, or incurred by, the Lender, in any country, in relation to:

11.2.1
any action lawfully taken, or omitted or neglected to be taken, under or in connection with this Loan Agreement or the Security Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

11.2.2
any breach or inaccuracy of any of the representations and/or warranties contained in Clause 7 hereof or in the Security Documents or any breach of any covenant, commitment or agreement by the Borrower contained in Clause 8 hereof or elsewhere in this Loan Agreement or in the Security Documents.

12	RISK AND INSURANCE

12.1
All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

12.2	The Borrower shall:

12.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

12.2.2
maintain with an insurance company approved by the Lender, in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance under a standard form of “new for old” all risks policy including terrorism, third party, and business interruption for a 6 month period covering (i) loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets; and (ii) all liability whatsoever (including liability of the Lender) to any third party whomsoever including any employee, agent or sub-contractor of the Lender or the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Charged Assets or their use;

12.2.3
procure that the Lender and, if the Lender so requests, any affiliates of the Lender is an additional insured and that the interest of the Lender is noted under the policy and that the Lender is loss payee;

12.2.4	upon request produce to the Lender the policy and all premium receipts;

12.2.5
promptly notify the Lender of any event which may give rise to a claim under the policy and upon request irrevocably appoint the Lender to be its sole agent to negotiate agree or compromise such claim; and

12.2.6
upon request assign by way of security, or following the occurrence of an Event of Default, a complete assignment to the Lender, the Borrower’s rights under such policy and irrevocably appoint the Lender to institute any necessary proceedings.

13	END OF LOAN PAYMENT

Upon the final repayment of each Tranche, the Borrower shall pay the Lender the End of Loan Payment. Upon payment of the End of Loan Payment for the last Tranche, subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder), the Lender shall take appropriate action to release the security over the Charged Assets.  Failure to pay the End of Loan Payment for any Tranche shall constitute a breach of this Loan Agreement.

14	POWER OF ATTORNEY

14.1
The Borrower by way of security hereby irrevocably appoints the Lender and separately any receiver appointed under any Security Document severally to be its attorney in its name and to act on its behalf and to execute and complete any deeds or documents which the Lender may require for perfecting its title to or for vesting the Charged Assets both present and future in the Lender or its respective nominees or in any purchaser and otherwise generally to sign seal and deliver and otherwise perfect any such legal or other Security Interest referred to in Clause 1.34 and all such deeds and documents and to do all such acts and things as may be required for the full exercise of the powers conferred hereunder or under any Security Document including any sale, lease, disposition, realization or getting in and this appointment shall operate as a general power of attorney made under applicable law. The Borrower hereby covenants with the Lender and separately with any such receiver to ratify and confirm any deed, document, act and thing and all transactions which any such attorney may lawfully execute or do.

15	NOTICES

15.1
Any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in Clause 15.2, or delivering it by hand to the address set out in Clause 15.2 and in each case marked for the attention of the relevant party set out in Clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 15).  Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

15.1.1	if sent by fax, at the time of transmission; or
15.1.2	in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in this Clause 15 are to local time in the country of the addressee.

15.2	The addresses and fax number of the parties for the purpose of this Clause 15 are as follows:

15.2.1	Lender:

Address:  47 esplanade Saint Helier, Jersey

with a copy to:

Kadouch & Co., Law Offices,
8b Abba Eban
46733 Herzliya
Israel
For the attention of Emmanuel Kadouch, Adv.
Fax: +972-9-9525450
Email: emmanuel@kadouchlaw.com

Borrower:

               Address:
Three Hatnufa Street, 6th Floor P.O. Box 161, Yokneam 2069203, Israel
Fax: +972 4 959 0123/0125; and

and

c/o ReWalk Robotics, Inc.
33 Locke Drive
Marlborough, MA 01752

For the attention of: Kevin Hershberger

with a copy (which shall not constitute notice) to:

Goldfarb Seligman & Co., Law Offices
Ampa Tower
98 Yigal Alon Street, Tel Aviv, Israel
Fax: +972 3- 6089909
For the attention of:
Aaron M. Lampert, Adv.
Email: aaron.lampert@goldfarb.com

15.3
A party may notify the other party to this Loan Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 15, provided that such notice shall only be effective on:

15.3.1	the date specified in the notification as the date on which the change is to take place; or

15.3.2	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

15.4
In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

16	GENERAL

16.1
All agreements, covenants, representations and warranties of each of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

16.2
If the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights.  The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender in the performance of the Borrower’s obligations.

16.3
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.  Waiver by the Lender of any default shall not constitute waiver of any other default.

16.4
The Borrower may not assign or transfer its rights, benefits and obligations under this Loan Agreement. The Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a security interest in or otherwise encumber its rights under this Loan Agreement and/or one or more Drawdown Notices to any reputable financing institutions (an “Assignee”), or may be acting as an agent for any Assignee in entering into any Drawdown Notice.  The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee.  The Borrower agrees that if it receives notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with any such notice.  Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

16.5	The Borrower consents to the disclosure of information by the Lender to its Affiliates, Related Funds and to other parties to the Security Documents and potential Assignees.

16.6	Clause titles are solely for convenience and are not an aid in the interpretation of this Loan Agreement.

16.7
If, at any time, any provision herein is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.8	A person who is not a party to this Loan Agreement has no right to enforce or enjoy the benefits of this Loan Agreement.

16.9
This Loan Agreement, together with the Security Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower.  No supplier or agent of the Lender is authorized to bind the Lender or to waive or modify any term of this Loan Agreement.

16.10	This Loan Agreement may be executed in counterparts (including facsimile copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.11
This Loan Agreement and any obligations arising out of or in connection with it are governed by the laws of the State of Israel without regard to the conflict of laws provisions thereof. The courts of Tel Aviv - Jaffa have exclusive jurisdiction to settle any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement or any obligation arising out of or in connection with this Loan Agreement (a “Dispute”). The parties to this Loan Agreement agree that the courts of Israel are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Loan Agreement will argue to the contrary. Notwithstanding the above, the Lender may be entitled to initiate proceedings against the Parent in any applicable jurisdiction.

16.12
Lender, or an agent appointed by it, in either case acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Register”) for the recordation of (i) the name and address of the Lender, and the commitments of, and principal amounts (and stated interest) of the Loan owing to, the Lender pursuant to the terms thereof from time to time and (ii) any transfers.  The entries in the Register shall be conclusive absent manifest error.  The Register shall be available for inspection by the Borrower and/or any subsidiary and the Lender at any reasonable time and from time to time upon reasonable prior notice.  The obligations of the Borrower and/or any subsidiary under the Loan Documents are registered obligations and the right, title and interest of the Lender and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register.  This Section 16.12 shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

SCHEDULE A

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown
No. [   ]

dated

between

KREOS CAPITAL V (EXPERT FUND) L.P.	REWALK ROBOTICS LTD.
the (“Lender”)	the (“Borrower”)

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated [                                  ] 2016 (the “Loan Agreement”)

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

PART 1

Loan Details

Total Loan Facility	up to US$ 20,000,000
Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	[ ]
Loan Term	[ ]
Bank Account Details for remittance of funds	[ ]

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

for and on behalf of
[                                ]

Authorized Signatory………………

Name ………………………………….

Dated [                     ] 201[ ]

SCHEDULE B
LIST OF EQUIPMENT

SCHEDULE C
INITIAL SECURITY DOCUMENTS

Debenture Fixed Charge.

Debenture Floating Charge.

US IP Security Agreement

Security Agreement

Guaranty from ReWalk Robotics Inc.

Guaranty from Argo Medical Technologies GmbH.

SCHEDULE D
REGISTERED INTELLECTUAL PROPERTY

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER

REWALK ROBOTICS LTD.

By: /s/ Jeff Dykan
Its: Chairman of the Board
Date: December 30, 2015

LENDER

For and on behalf of

KREOS CAPITAL V (EXPERT FUND) L.P.

By: /s/ Raoul Stein
Its: General Partner
Date: December 30, 2015